UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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WELLS FARGO FUNDS TRUST

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January 28, 2008

Shareholders Approved New Subadvisory Agreements for Three of Four Cooke & Bieler Funds; Shareholder Meeting for the Remaining Fund Was Adjourned Until February 11, 2008

On January 28, 2008, shareholders of three Wells Fargo Advantage Funds approved new subadvisory agreements with Cooke & Bieler, L.P. (C&B), on behalf of their Fund(s). The three Funds that approved the new agreements were:

•	Wells Fargo Advantage C&B Large Cap Value Fund
•	Wells Fargo Advantage Value Fund
•	Wells Fargo Advantage VT C&B Large Cap Value Fund

The C&B Mid Cap Value Fund had not yet received the necessary shareholder participation (50% of the outstanding shares of the Fund) to meet all the voting requirements as of January 28, 2008. Consequently, the meeting for the Wells Fargo Advantage C&B Mid Cap Value Fund was adjourned until February 11, 2008, at 10:00 a.m. Pacific Time. However, of the votes received, it currently has a significant majority of votes in favor of the proposal. We will continue to accept and solicit shareholder proxies for the C&B Mid Cap Value Fund until the next meeting date.

With shareholder approval of the new subadvisory agreements for all four funds, C&B will be renamed Cooke & Bieler, LLP.

Investment professionals with questions about this information may contact the

Wells Fargo Advantage Funds Sales Desk at 1-888-877-9275.

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member FINRA/SIPC, an affiliate of Wells Fargo & Company. 108909 01-08

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE